Exhibit 4.4.(a).95

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 79

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 65B	1.	Instead of sub-section 65B.6(c), shall come:
	"	(c)
By providing a response to subscriber inquiries to choose the necessary specifications on his handset; for cellular handset models that were not marketed by the License, the License will make a reasonable effort to give its subscribers an answer;"

(December 1, 2014)

     (sgd)
________________
Avi Berger
Director General